Exhibit 10.23

Attachment E-5

GLOBAL TERMS FOR
2021 NON-QUALIFIED STOCK OPTION (NQSO) GRANTS
UNDER THE ORGANON & CO. 2021 INCENTIVE STOCK PLAN

This is a summary of the terms applicable to the stock option granted to you by Organon & Co. (“Organon” or the “Company”) and specified in this document. Different terms may apply to any prior or future stock option.

I.GENERAL INFORMATION

A.Grant Document
This stock option is subject to the terms, conditions and provisions of the Organon & Co. 2021 Incentive Stock Plan, including any sub-plan thereunder for your country (the “Plan”). In addition, this stock option is subject to this document and any additional terms and conditions for your country in Appendix A (together, the “Terms”). Unless otherwise defined in this document, capitalized terms used in these Terms are as defined in the Plan.
IMPORTANT NOTICE: This grant requires the holder (“you”) to affirmatively accept it. You MUST log onto the Morgan Stanley website at (http://www.morganstanley.com/spc/knowledge/managing- equity/managing-your-existing-awards/accepting-awards-grants/) to accept your grant. Follow the procedure described on the Morgan Stanley website to accept your stock option within 90 days. Failure to accept the terms and conditions of your stock option within 90 days may result in forfeiture of the stock option.
B.Grant
The number of stock options granted to you on the grant date (“Grant Date”) and at the Option Price indicated in the Morgan Stanley Stock Plan System under the “Portfolio” section represents your total stock option award.
C.Vesting & Expiration Date
Except as otherwise provided in these Terms, this stock option becomes exercisable on the Vesting Date(s) indicated in the Morgan Stanley Stock Plan System. This stock option expires on its Expiration Date, which is the day before the tenth anniversary of the Grant Date. If your employment with your employer (the “Employer”), the Company or any parent, subsidiary, affiliate or JV (as defined below) of the Company is terminated, your right to exercise this stock option will be determined according to the terms in Section II of this document.
D.Restricted Period
The Restricted Period is the period during which this stock option is restricted, not exercisable, and subject to forfeiture, unless ended earlier as described under Section II below.
E.Subject to Recoupment
For employees in Band 600 and above, this stock option will be subject to recoupment in the event of certain financial restatements, inaccurate performance calculations, or egregious conduct, as set forth in the Company’s recoupment policy (as may be amended from time to time).
II.TERMINATION OF EMPLOYMENT

If your employment with your employer (the “Employer”) or if different, the Company or a parent, subsidiary, affiliate or JV of the Company is terminated during the Restricted Period, your right to your stock options will be determined according to the terms in this Section II and for grantees outside the U.S., the “Nature of Grant” section in Appendix A.

A.General Rule
If your employment is terminated for any reason other than those specified below, the portion of this stock option that is unvested will expire on the date your employment ends (as determined for grantees outside the
U.S. in accordance with paragraph (14) of the “Nature of Grant” section of Appendix A); the portion of this stock option that is vested will expire on the day before the same date of the third month after your employment ends, but in no event later than the original Expiration Date. For the avoidance of doubt, unless otherwise provided in this Section II, service during any portion of the vesting period shall not entitle you to vest in a pro rata portion of the stock option. If your employment is terminated as described in this paragraph and you are later rehired by the Employer or the Company or a parent, subsidiary, affiliate or JV (as defined below), this grant nevertheless will expire according to this paragraph notwithstanding such rehire.
B.Joint Venture
Employment with a joint venture including any other entity in which the Company has determined that it has a significant business or ownership interest (a “JV”) is not considered termination of employment for purposes of this stock option. If you transfer employment from the Employer to a JV or from a JV to the Company or a parent, subsidiary or affiliate of the Company, such employment must be approved by, and contiguous with employment by, the Company or the JV. The terms set out below apply to this stock option while the option holder is employed by the JV. Regardless of this provision, if you would not be eligible to receive a grant under the Plan after your transfer of employment, your employment will be considered terminated for the purposes of this grant upon your transfer.
C.Other Terminations

If primary reason your employment ends is due to:	Here’s what happens to your Stock Options:
Voluntary Termination Termination for poor performance or for Cause

Any unvested stock options will be forfeited on the date your employment ends.

Any stock options that are already vested will expire at the earlier of 3 months from the date your employment ends and the original Expiration Date.

Misconduct	Any stock options (unvested and vested) will be forfeited on the date your employment ends.
Involuntary Termination (not for poor performance) Retirement
A prorated portion of your unvested stock options will vest and become exercisable on the scheduled Vesting Date(s). The prorated portion will equal the full amount of this stock option award (whether vested or unvested) times the number of completed months during the Restricted Period and prior to the date employment ends, divided by the total number of months during the Restricted Period of the grant1, reduced by the number of stock options that have vested. The remaining unvested portion will be forfeited on the date your employment ends.

The portion of your stock options that are already vested and/or vests in accordance with the above will expire at the earlier of the day before the one-year anniversary of the date your employment ends and the original Expiration Date.

Death Disability
A prorated portion of your unvested stock options will vest and become exercisable on the scheduled Vesting Date(s). The prorated portion will equal the full amount of this stock option award (whether vested or unvested) times the number of completed months during the Restricted Period and prior to the date employment ends, divided by the total number of months during the Restricted Period of the grant1, reduced by the number of stock options that have vested. The remaining unvested portion will be forfeited on the date your employment ends.

1 The total number of months during the vesting period of a stock option that vests over three years is 36 months.

The portion of your stock options that are already vested and/or vests in accordance with the above will expire at the earlier of the day before the two-year anniversary of the date your employment ends and the original Expiration Date.

Sale (for example, sale of your subsidiary, division or JV)
The following portion of your unvested stock options will vest and become exercisable immediately upon such termination:
•one-third if employment terminates on or after the Grant Date but before the first anniversary thereof (the remainder will be forfeited on the date your employment ends); and
•all if employment terminates on or after the first anniversary of the Grant Date.

The portion of your stock options that is already vested on the date your employment ends and/or vests as a result of the sale will expire at the earlier of the day before the one-year anniversary of the date your employment ends and the original Expiration Date.

Change in Control of the Company
If your stock option remains outstanding following a Change in Control and are converted into a successor stock options, any unvested portion becomes vested and exercisable on the scheduled Vesting Date(s) subject to your continuous employment.

If your employment is involuntarily terminated without Cause before the second anniversary of the closing of a Change in Control, then each unvested stock option that is outstanding immediately prior to the Change in Control will immediately become fully vested and exercisable. All stock options, including options vested prior to such time, will expire at the earlier of the day before the five-year anniversary of the termination of your employment following a Change in Control and the original Expiration Date.

If your stock options do not remain outstanding following the Change in Control and are not converted into successor stock options, then you will be entitled to receive cash for your stock options in an amount at least equal to the difference between the price paid to Organon stockholders for a share of Organon common stock in the Change in Control and the Option Price of your stock options.

III.TRANSFERABILITY

This stock option is not transferable and may not be assigned or otherwise transferred except by will or the laws of descent and distribution, or under specific terms, by executives who hold or who retired within the prior 12 months from a Grade 1 or Section 16 Officer (as defined in the Plan) position.
IV.DATA PRIVACY

The Company is located at 30 Hudson Street, Floor 33, Jersey City, NJ 07302 U.S.A. and grants employees of the Company and any parent, subsidiary, affiliate or JV of the Company, the opportunity to participate in the Plan, at the Company's sole discretion. If you would like to participate in the Plan, you understand that you should review the following information about the Company’s data processing practices and declare your consent.
A.Data Collection and Usage
The Company collects, processes and uses your personal data, including, name, home address, email address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any shares of common stock or directorships held in the Company, and details of all awards, canceled, vested, or outstanding in your favor, which the Company receives from you or your

Employer. If the Company offers you the opportunity to participate in the Plan, then the Company will collect your personal data for purposes of allocating stock and implementing, administering, and managing the Plan. The Company’s legal basis for the processing of your personal data would be your consent.
B.Stock Plan Administration Service Providers
The Company transfers participant data to Morgan Stanley, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share my data with another company that serves in a similar manner. The Company’s service provider will open an account for you. You will be asked to agree on separate terms and data processing practices with the service provider, which is a condition to your ability to participate in the Plan.
C.International Data Transfers
The Company and its service providers are based in the United States. If you are outside of the United States, you should note that your country has enacted data privacy laws that are different from the United States. The Company’s legal basis for the transfer of your personal data is your consent.
D.Data Retention
The Company will use your personal data only as long as is necessary to implement, administer and manage your participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and security laws. When the Company no longer needs your personal data, which will generally be seven years after you participate in the Plan, the Company will remove it from its systems. If the Company keeps data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be relevant laws or regulations.
E.Voluntariness and Consequences of Consent Denial or Withdrawal
Your participation in the Plan and your grant of consent is purely voluntary. You may deny or withdraw your consent at any time. If you do not consent, or if you withdraw your consent, you cannot participate in the Plan. This would not affect your salary as an employee; you would merely forfeit the opportunities associated with the Plan.
F.Data Subject Rights
You have a number of rights under data privacy laws in your country. Depending on where you are based, your rights may include the right to (i) request access or copies of personal data the Company processes, (ii) rectification of incorrect data, (iii) deletion of data, (iv) restrictions on processing, (v) portability of data, (vi) to lodge complaints with competent authorities in your country, and/or (vii) a list with the names and addresses of any potential recipients of your personal data. To receive clarification regarding your rights or to exercise your rights please contact the Company at Attn: Global Privacy Office, 30 Hudson Street, Floor 34, Jersey City, New Jersey, U.S.A. 07302 or at privacyoffice@organon.com.
G.Collection, Use and Transfer of Personal Data
The collection, use and transfer of your personal data for the purpose of implementing, administering, and managing your participation in the Plan is conducted in accordance with the Company’s Global Privacy and Data Protection Policy. You also understand that the Company may, in the future, request you to provide another data privacy consent. If applicable and upon request of the Company, you agree to provide an executed acknowledgement or data privacy consent form to the Company or the Employer (or any other acknowledgements, agreements, or consents) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in your country, either now or in the future. You understand that you will not be able to participate in the Plan if you fail to execute any such acknowledgement, agreement or consent requested by the Company and/or the Employer.
If you agree with the data processing practices described in this notice, you will declare your consent by clicking the "Accept" icon on the Morgan Stanley website.

V.GOVERNING LAW AND VENUE

This document may be amended only by another written agreement between the parties. This document shall be construed in accordance with and governed by the laws of the State of Delaware without giving effect to the principles of conflicts of laws. Unless otherwise set forth in the applicable grant agreement, the State and Federal courts located in the State of Delaware shall have exclusive jurisdiction for any action brought pursuant to this document.
VI.SEVERABILITY

The provisions of this document are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
VII.WAIVER

You acknowledge that a waiver by the Company of breach of any provision of this document shall not operate or be construed as a waiver of any other provision of this document, or of any subsequent breach by you or any other grantee.
VIII.ELECTRONIC ACCEPTANCE

The Company may, in its sole discretion, decide to deliver any documents related to the stock option or future options that may be granted under the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.
IX.COUNTRY-SPECIFIC APPENDIX

The stock option shall be subject to any additional provisions set forth in Appendix A for your country, if any. If you relocate to one of the countries included in the Appendix during the life of the stock option, the additional provisions for such country shall apply to you, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.
X.ADMINISTRATION

The Committee is responsible for construing and interpreting this grant, including the right to construe disputed or doubtful Plan provisions, and may establish, amend, and construe such rules and regulations as it may deem necessary or desirable for the proper administration of this grant. Any decision or action taken or to be taken by the Committee, arising out of or in connection with the construction, administration, interpretation, and effect of this grant shall, to the maximum extent permitted by applicable law, be within its absolute discretion (except as otherwise specifically provided herein) and shall be final, binding, and conclusive upon the Company, all eligible employees and any person claiming under or through any eligible employee. All determinations by the Committee including, without limitation, determinations of the eligible employees, the form, amount and timing of incentives, the terms and provisions of incentives and the writings evidencing incentives, need not be uniform and may be made selectively among eligible employees who receive, or are eligible to receive, incentives hereunder, whether or not such eligible employees are similarly situated.
For further information regarding the Long- Term Incentive Program, please visit the Company’s intranet Long-Term Incentive homepage.

XI.DEFINITIONS

Cause. Means a grantee’s (i) material breach of any written agreement between the grantee and the Employer, including the grantee’s breach of any material representation, warranty or covenant made under any such agreement, or the grantee’s breach of any written policy or code of conduct established by the Employer and applicable to the grantee; (ii) commission of an act of gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement; (iii) commission of, or conviction or indictment for, or pleading no contest (or local equivalent) to, any crime (which carries a custodial sentence) or any crime involving moral turpitude; or (iv) willful failure or refusal to perform grantee’s duties to the Employer or to follow any lawful directive from the Board or grantee’s supervisor.
Disability. Is defined as the inability to perform the material duties of your role by reason of a physical or mental infirmity that is expected to last for at least six months or to result in your death, whether or not you are eligible for disability benefits from any applicable disability program.
Involuntary Termination. Means termination of employment by the Company or its affiliates in a manner that entitles the grantee to benefits under the applicable separation benefits plan and specifically excludes non-performance of his or her duties and other termination reasons such as Sale, Retirement, Death, Disability, Misconduct, Cause or Change in Control.
Retirement. For grantees who are employed in the U.S., “retirement” means a termination of employment after attaining the earliest of (a) age 55 with at least 10 years of service, (b) age 65 without regard to years of service. For other grantees, “retirement” is determined by the Company in its sole discretion. The Company reserves the right to modify any definition of retirement established for purposes of this RSU Award and/or adjust the consequences of termination due to retirement to comply with local law.

APPENDIX A
ADDITIONAL TERMS AND CONDITIONS FOR GRANTEES OUTSIDE THE U.S.

This Appendix, which is part of the Global Terms for 2021 Non-Qualified Stock Option Grants under the Organon & Co. 2021 Incentive Stock Plan, contains additional “terms and conditions” that will apply to you if you reside outside the United States.
The terms and conditions in Part A of this Appendix apply to all grantees who reside outside the United States. The additional terms and conditions in Part B of this Appendix will also apply to the grantee if he or she resides in one of the countries referenced in Part B. Part B of this Appendix also includes foreign asset/account reporting, exchange control and other “notifications” which it is helpful information to know in connection with your participation in the Plan.
The information in this Appendix is based on the laws in effect in the respective countries as of June 2021. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Appendix as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time that the stock option vests, you exercise the stock option and shares of common stock are issued to you or you sell shares of common stock acquired upon exercise of the stock option under the Plan.
In addition, the information contained in this Appendix is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of a particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.
Finally, if you are a citizen or resident of a country, or are considered a resident of a country, other than that in which you are currently working, or transfer residence and/or employment after the Grant Date, the information contained herein may not apply to you in the same manner. The Company shall, in its sole discretion, determine to what extent the terms and conditions included herein will apply under these circumstances.

APPENDIX A - PART A:
ADDITIONAL TERMS AND CONDITIONS FOR ALL COUNTRIES OUTSIDE OF THE UNITED STATES

The following additional terms and conditions will apply to you if you reside in any country outside the United States.
A.Tax Withholding
Regardless of any action the Company and/or the Employer take with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items arising out of your participation in the Plan and legally applicable or deemed applicable to you ("Tax-Related Items"), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company and/or the Employer, if any. You further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax- Related Items in connection with any aspect of the stock option or underlying shares of common stock, including, but not limited to, the grant, vesting or exercise of the stock option, the subsequent sale of shares of common stock acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit and are under no obligation to structure the terms of the grant or any aspect of the stock option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Furthermore, if you have become subject to tax in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the relevant taxable or tax withholding event, as applicable, you shall pay or make arrangements satisfactory to the Company and/or the Employer to satisfy any applicable withholding obligations or rights with regard to all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the Tax-Related Items by one or a combination of the following: (i) withholding from your wages or other cash compensation paid to you by the Company, the Employer and/or any parent, subsidiary, affiliate or JV; or (ii) withholding from proceeds of the sale of shares of common stock acquired at exercise of the stock option either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization); or (iii) withholding in shares of common stock to be issued at exercise of the stock option; provided, however, that if you are is a Section 16 officer of the Company under the Exchange Act, then the Company will withhold from proceeds of the sale of shares of common stock pursuant to (ii) above, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by a one or a combination of (i) or (iii) above.
The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates in your jurisdiction(s). In the event of over-withholding, you may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in common stock), or if not refunded, you may seek a refund from the local tax authorities. In the event of under-withholding, you may be required to pay additional Tax- Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding in shares of common stock, for tax purposes, you will be deemed to have been issued the full number of shares of common stock subject to the exercised stock options, notwithstanding that a number of the shares is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.
You shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described in this section. The Company may refuse to issue or deliver the shares of common stock or the proceeds of the sale of shares, if you fail to comply with your obligations in connection with the Tax-Related Items.

B.Nature of Grant
In accepting the stock option, you acknowledge and agree that:
1.the Plan is established voluntarily by the Company, is discretionary in nature, and may be amended, suspended, or terminated by the Company at any time;
2.the grant of the stock option is exceptional, voluntary, and occasional and does not create any contractual or other right to receive future grants of stock options, or benefits in lieu of stock options, even if stock options have been granted in the past;
3.all decisions with respect to future stock option grants, if any, will be at the sole discretion of the Company;
4.your participation in the Plan is voluntary;
5.your participation in the Plan shall not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company and shall not interfere with the ability of the Employer to terminate your employment or service relationship (if any) at any time;
6.the stock option and any shares of common stock acquired under the Plan, and the income from and value of same, are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Employer, the Company, or any parent, subsidiary, affiliate, or JV of the Company, and that are outside the scope of your employment or service contract, if any;
7.unless otherwise agreed with the Company in writing, the stock option and any shares of common stock acquired under the Plan, and the income and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of a subsidiary, affiliate, or JV of the Company;
8.the stock option and any shares of common stock acquired under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation;
9.the stock option and any shares of common stock acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Employer, the Company or any parent, subsidiary, affiliate or JV of the Company;
10.the future value of the shares of common stock underlying the stock option is unknown, indeterminable and cannot be predicted with certainty;
11.if the underlying shares of common stock do not increase in value, the stock option will have no value;
12.if you exercise the stock option and acquire shares of common stock, the value of such shares of common stock may increase or decrease in value, even below the Option Price;
13.no claim or entitlement to compensation or damages shall arise from termination of the stock option resulting from termination of your employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of the employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any);
14.for purposes of the stock option, your employment relationship will be considered terminated as of the date you are no longer providing services to the Employer or the Company or any parent, subsidiary, affiliate or JV (regardless of the reason for such termination and whether or not later found to be invalid or in breach of the employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and unless otherwise expressly provided in this document, your right to vest in the stock option under the Plan, if any, will terminate effective as of such date and will not be extended by any notice period or any period of "garden leave" or similar period mandated under local; similarly, any right to exercise the stock option after termination of employment will be measured as of the date you are no longer providing services to the Employer or the Company or any parent, subsidiary, affiliate or JV and will not be extended by any notice period or any period of "garden leave" or similar period mandated under local law; the Committee shall have the exclusive discretion to determine when you are no longer providing services for purposes of the grant (including whether you may still be considered to be providing services while on a leave of absence);
15.the stock option and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability;
16.the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendation regarding your participation in the Plan, or the acquisition or sale of underlying shares. You should consult with your personal tax, legal, and financial advisors regarding the decision to participate in the Plan and before taking any action related to the Plan; and
17.neither the Employer, nor the Company or any parent, subsidiary, affiliate, or JV shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the stock option or any amounts due to you pursuant to the exercise of the stock option, the subsequent sale of shares acquired under the Plan or the receipt of any dividends.
C.Insider Trading/Market Abuse Laws
You acknowledge that, depending on your or your broker’s country of residence or where shares of common stock are listed, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to accept, acquire, sell or otherwise dispose of shares of common stock, rights to shares of common stock (e.g., stock options) or rights linked to the value of shares of common stock under the Plan during such times that you are considered to have “inside information” regarding the Company (as defined by the laws or regulations in the applicable jurisdictions or your country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. You should keep in mind that third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You understand you are responsible for ensuring compliance with any restrictions and should consult with your personal legal advisor on this matter.
D.Foreign Asset/Account, Exchange Control and Tax Obligations
You acknowledge that, depending on your country, you may be subject to foreign asset/account, exchange control and/or tax reporting requirements as the result of the acquisition of shares of common stock or cash (including dividends and the proceeds of the sale of shares of common stock) derived from your participation in the Plan, in, to and/or from a brokerage/bank account or legal entity located outside your country. The applicable laws of your country may require that you report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in your country. You may also be required to repatriate cash received from participating in the Plan to your country within a certain time after receipt. You acknowledge that you are responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult your personal tax, legal and/or financial advisors regarding the same.
E.Language
You acknowledge that you are proficient in the English language, or have consulted with an advisor who is sufficiently proficient, to allow you to understand the terms and conditions of this document. If you have received this document, or any other document related to the stock option and/or the Plan translated into a language other than English, and if the translated version is different than the English version, the English version will control, unless otherwise prescribed by local law.

F.Imposition of Other Requirements and Issuance of Shares
The Company reserves the right to impose other requirements on the stock option and the shares of common stock purchased upon exercise of the stock options, to the extent the Company determines it is necessary or advisable to comply with local laws or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
If advisable due to local law requirements, the Committee, in its sole and absolute discretion, may restrict the methods of exercise available such that, for example, you may be required to immediately sell all of the shares of common stock underlying the exercised stock option and will receive only the sale proceeds less the Option Price and any applicable Tax-Related Items.

APPENDIX A - PART B: COUNTRY-SPECIFIC ADDITIONAL TERMS AND CONDITIONS AND NOTIFICATIONS

Country	Additional Terms and Conditions, and notifications
Netherlands	There are no country-specific provisions.
Singapore
Notifications
Restriction on Sale and Transferability
You hereby agree that any shares of common stock acquired pursuant to the stock option will not be offered for sale in Singapore prior to the six-month anniversary of the Grant Date of the stock option, unless such sale or offer is made pursuant to one or more exemptions under Part XII Division 1 Subdivision (4) (other than section 280) of the Securities and Futures Act (Chap. 289, 2006 Ed.) (“SFA”) or pursuant to, and in accordance with, the conditions of any other applicable provision(s) of the SFA.
Securities Law Information
The stock option is being granted to you pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA, on which basis it is exempt from the prospectus and registration requirements under the SFA, and is not made to you with a view of the stock option being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.
Director Notification
If you are a director (including an alternate, substitute, associate or shadow director) of a Singaporean subsidiary, affiliate or joint venture of the Company, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore subsidiary, affiliate or joint venture in writing when you receive an interest (e.g., stock options, shares of common stock) in the Company or any related companies. In addition, you must notify the Singaporean subsidiary, affiliate or joint venture when you sell shares of the Company’s common stock or any related company (including when you sell shares of common stock acquired upon the expiration of the Restricted Period). These notifications must be made within two business days of acquiring or disposing of any interest in the Company or any related company. In addition, a notification must be made of your interests in the Company or any related company within two days of .either after the director becomes aware of the change in respect of the particulars of any of the aforesaid, the date on which the director becomes a holder of, or acquires an interest in, the shares, debentures, rights, contracts, participatory interests, other securities or securities-based derivatives contacts, whichever last occurs. There is no prescribed form for such disclosure, although in practice, the company secretary normally would prepare a formatted disclosure form that requests the following information: equity award granted, number of shares acquired, description of consideration, if applicable, and the date of the transaction.
A director shall be deemed to have an interest in securities or securities-based derivative contracts referred to above if a family member of the director (not being him or herself a director), holds or has an interest in those securities or securities-based derivatives contract and any contract entered into by, or any grant made to, a family member of a director of a corporation (not being himself a director) shall be deemed to have been entered into by, made or exercised by or made to the director. A “family member” means a spouse, or a son, adopted son, step-son, daughter, adopted daughter or step-daughter below the age of 21 years.

Switzerland
Notifications
Securities Law Information
The offering of participation in the Plan is considered a private offering in Switzerland; therefore, it is not subject to registration in Switzerland. Neither this document nor any other materials relating to the Plan (i) constitute a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed nor otherwise made publicly available in Switzerland to any person other than an employee of the Company or Employer or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority.
Foreign Asset / Account Reporting Information
You are required to declare all of your foreign bank and brokerage accounts in which you hold cash or securities, including the accounts that were opened and/or closed during the tax year, as well as any other assets, on an annual basis on in your tax return. This includes stock options granted to you under the Plan which should not be subject to the net wealth tax, but must be reflected “pro memoria” in the statement on bank accounts and securities (Wertschriftenverzeichnis) that you are required to file with your tax return.
United Arab Emirates
Notifications
Securities Law Information
The Plan is only being offered to Eligible Employees of the Company and its subsidiaries, affiliates and joint ventures and is in the nature of an “exempt personal offer” of equity incentives to Eligible Employees of the Company’s subsidiary in the United Arab Emirates. The Plan, the Terms and any other grant documents you may receive from the Company are intended for distribution only to such Eligible Employees and must not be delivered to, or relied on by, any other person. Prospective recipients of the securities offered (i.e., shares of the Company’s common stock) should conduct their own due diligence on the securities. If you do not understand the contents of the Plan and the Terms, you should consult an authorized financial adviser. The Emirates Securities and Commodities Authority and the Dubai Financial Services Authority have no responsibility for reviewing or verifying any documents in connection with the Plan. The Ministry of Economy, the Dubai Department of Economic Development, Emirates Securities and Commodities Authority, Central Bank and the Dubai Financial Services Authority, as applicable depending on your Employer’s location in the United Arab Emirates, have not approved the Plan or the Terms or taken steps to verify the information set out therein, and have no responsibility for such documents.